UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2007

EMVELCO CORP.
(Exact name of registrant as specified in charter)

Delaware	001-12000	13-3696015
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

468 N. Camden Drive, Suite 315, Beverly Hills, CA 90210
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (310) 285-5350

Copies to:
Gregory Sichenzia, Esq.
Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 23, 2007, Emvelco Corp. (the “Company”), finalized its second agreement with Appswing Ltd. (the “Appswing Agreement”). The Appswing Agreement effectuates certain of the terms and provisions set forth in the first agreement (the “First Agreement”) with Upswing Ltd. (sic) (translated from Hebrew in the first agreement as “Upswing” and in the Appswing Agreement as “Appswing”). The First Agreement was entered into on June 5, 2007 and reported on the Company’s Form 8-K filed June 11, 2007. The First Agreement was entered into by and between the Company and Darrin Dunckel (chief executive officer of Emvelco RE Corp., a former subsidiary of the Company), and Appswing (translated as Upswing). The Appswing Agreement was entered into by and between AP Holdings Ltd. (“AP Holdings”) and the Company (the “Investors”) and Appswing Ltd. (“Appswing”). The brother of the chief executive officer of the Company is an equity owner in AP Holdings.

Pursuant to the Appswing Agreement, and as contemplated in the First Agreement, Appswing purchased control of an entity traded on the Tel-Aviv Stock Exchange named Kidron Industrial Holdings Ltd. (“Kidron”). The Investors and Appswing will effectuate a transaction (the “Transaction”) pursuant to which the Investors will acquire 72% of Kidron (to be allocated between the Investors as follows: 60% to the Company, and 40% to AP Holdings), in exchange for the transfer of the rights to certain real estate projects in Las Vegas and Croatia to Kidron. Appswing, among other items, will advise the Investors on the steps necessary to effectuate the Transaction. Following the closing of the Transaction (the “Closing”), Kidron will undertake a financing to raise additional capital (the “Financing”).

Appswing will receive up to $1,000,000 (plus value added tax as applicable) in consideration from the Investors, payable as follows: (a) $250,000 paid to Appswing in June 2007 under the First Agreement (all of which was paid by the Company) (which shall be repayable with 12% interest if the Transaction does not close by September 2007 as a result of a breach by Appswing) and (b) $750,000 at the completion of the Financing.

In addition, upon the Closing, the Investors will purchase additional shares of Kidron, equal to approximately 4% of the outstanding shares of Kidron (to be allocated between the Investors as follows: 60% to the Company and 40% to AP Holdings) from Appswing, for $3,250,000, payable as follows: (a) $1,250,000.00 upon Closing, and (b) $2,000,000.00 within 30 days of Closing.

If the Investors elect not to effectuate the Transaction, the Appswing Agreement will be terminated, and the Company’s $250,000 initial payment made in June 2007 will be forfeited.

On July 19, 2007, as contemplated in the Appswing Agreement, the Company also entered into an agreement by and between Kidron, on the one side, and the Investors, on the other side (the “Kidron Agreement”). The Kidron Agreement provides that the Investors will transfer certain interests in real estate projects in Las Vegas and Croatia to Kidron in consideration of shares of Kidron, equal to 72.11% of the issued capital stock of Kidron. The shares will be allocated between the Investors as follows: 60% to the Company and 40% to AP Holdings. Further, Kidron will issue to Appswing shares of Kidron, which shall constitute 13.66% of the issued capital stock of Kidron.

The closing of the Kidron Agreement is subject to the completion of due diligence by the Investors and other conditions, including the approval of an agreement pursuant to which Mr. Yossi Attia, chief executive officer of the Company, will serve as chief executive officer of Kidron, and the approval of an agreement pursuant to which Mr. Shalom Attia, Mr. Yossi Attia’s brother, will serve as Vice President to Kidron’s operations in Europe. Mr. Yossi Attia will continue to serve as the chief executive officer of the Company.

The Board of Directors of the Company has approved the Appswing Agreement and the Kidron Agreement and ratified the transactions thereunder. Yossi Attia abstained with respect to the votes.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit
10.1	Appswing Agreement
10.2	Kidron Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMVELCO CORP.

By:	/s/ YOSSI ATTIA
Name: Yossi Attia
Title: Chief Executive Officer

Date:	July 26, 2007
Beverly Hills, California